Octagon 88 Resources Announces Zürich Corporate Presentation

Octagon 88 Resources Inc., (OCTX) announces the corporate presentation made by CEC North Star Ltd. including remarks directly from the Company’s chairman of board. The presentation was held based on the recent positive Elkton formation test well results received from production well testing.

“Since the acquisition of our leases in May 2012 we have moved the assets to now the planned commercial production stage beginning Q1, 2014.  The production test well is providing us with the highly technical information required to now proceed to licensing the well pads sites in the Elkton which will consist of a single verticals and 3 to 5 laterals which are long horizontals into the pay zone off each of the vertical wells.

We have proven our abilities via this production test well to drill and complete in this new geological unique Elkton erosional edge zone. We are starting the patent process, as we are the first oil company to have ever successfully drilled the Elkton in the Peace River Area of Northern Alberta. Establishing the most optimal production conditions being both a science and art

The Corporate presentation provided today by our operations team that you have just witnessed will be made available on our website and is both the confirmation of their major accomplishments in advancing us to the commercial production stage and sets the time lines for the next 4 to 12 months where we realize 3 to 5 times in the dynamic growth in the value of the assets.

This benefits our shareholders by moving valuation steadily from the class of Original Oil in Place to Recoverable Barrels of Oil.  With this underway the Executive Management will start to plan for the IPO event targeted at the end of 2014.”
Garry Tighe - Chairman of Board, CEC North Star Ltd.

The corporate presentation can be found in the link below:

http://cecnorthstar.ch/images/PDF/Operations-Update-Oct-31.pdf

Geologically Unique - Elkton Erosional Edge:

-	1.05 billion barrels PIIP (third-party validated).

-	Primary recovery of oil in the Elkton Erosional Edge with 8% to 14% recovery rate with staged and scalable 5,000 bbl/d to 10,000 bbl/d projects.

-	To be followed up with infill drilling and then subsequent pressure maintenance with and additional 8+% recovery rate for an estimated cumulative 200 million barrels.

-	Recoverable peak production exceeding 30,000 bbl/d.

-	Enhanced Oil Recovery (EOR) exploitation targeting an additional 10% to 20% recovery rate with proven EOR technologies.

The Company has verified through third party analysis that the core samples and well logs from the Elkton Erosional has been proven to be geologically unique as to the presence of unconsolidated oil sands at the edge of the consolidated limestone carbonates holding even larger quantities of oil. Recent economic simulation testing has proven that primary (Cold Flow) production will be the production method used for the Elkton Erosional Edge, this is the Company's game changing aspect, as the operator will now carry on straight to production not needing thermal recovery thus saving exponentially on CAPEX costs and cash flow timelines.

The expanded development plan below details how the Company and partners have developed a highly trusted confidence geological model for the area; specifically for the Elkton Erosional Edge from results derived from recent drilled wells, cores and seismic data.

Manning Area Development Plan

Octagon 88 Resources
Octagon 88 Resources, Inc. has acquired substantial light and conventional heavy oil assets in Northern Alberta. The CEC North Star project has been substantially de-risked which leads the company to emerge as a development stage oil and gas company. The current program schedule entails working with the operator of these properties to bring on production and cash flow through the company’s direct working interests, and indirect investments spread throughout the projects.

Octagon 88 Resources is the largest publicly traded shareholder of CEC North Star currently holding thirty-three percent (33%) of its shares.

Contact

Octagon 88 Resources Inc.
Hochtwachstrasse 4
6312 Steinhausen
Switzerland
Tel:(+41) 79 237 6218
http://www.octagon-88.com
info@octagon-88.com

Investor Relations
Helvetic Prime
Alexander Baldi
Tel:(+41) 79- 256-9534
info@helveticprime.com
http://www.helveticprime.com

Forward-looking Statements:
This press release contains forward-looking statements concerning future events and the Company's growth and business strategy. Words such as "expects," "will," "intends," "plans," "believes," "anticipates," "hopes," "estimates," and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. Forward looking statements in this press release include statements about our drilling development program.  These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the timing and results of our 2013 drilling and development plan.  Additional factors include increased expenses or unanticipated difficulties in drilling wells, actual production being less than our development tests, changes in the Company's business; competitive factors in the market(s) in which the Company operates; risks associated with oil and gas operations in the United States; and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission including the Company's Annual Report on Form 10-K for the year ended December 31, 2012. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as "probable," "possible," "recoverable" or "potential" reserves among others, that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosure in our filings with the SEC.